EXHIBIT 99.1

Heat Biologics Provides Second Quarter 2021 Business Update

Durham, NC – August 11, 2021 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, today provided financial, clinical and operational updates for the second quarter ended June 30, 2021.

Jeff Wolf, Chief Executive Officer of Heat, commented, “This quarter we achieved several meaningful clinical, research and business milestones. First, we presented favorable survival data of HS-110 in previously treated non-small cell lung cancer (NSCLC) patients at the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting. Based on these results, we believe HS-110, in combination with a checkpoint inhibitor (CPI), holds significant potential to improve survival benefit for patients with non-small cell lung cancer. We are continuing to evaluate possible Phase 3 registration pathways with the FDA and potential partners.  At the same time, we are exploring a variety of paths forward related to our infectious disease efforts.  We look forward to providing further near-term updates.”

“This quarter we also announced the groundbreaking for our biomanufacturing/bioanalytic facility in San Antonio, TX and the expansion of our current research and development (R&D) facilities at our corporate headquarters in Morrisville, NC. This expansion will support enhanced R&D capabilities including in-house synthesis and production of antibodies and other drugs/reagents, as well as an expanded vivarium for onsite pre-clinical studies. We believe that this expansion will allow us to accelerate R&D timelines and generate cost savings on research and development by bringing more of our development activities in-house.”

“Moreover, we have maintained a strong balance sheet with approximately $122.5 million of cash, cash equivalents and short-term investments which should allow us to augment our clinical programs as well as enhance and expand our therapeutic pipeline.”

Second Quarter 2021 Financial Results

●	Recognized $0.5 million of grant revenue for qualified expenditures under the CPRIT grant compared to $0.6 million for the quarter ended June 30, 2020. The decrease in grant revenue in the current-year period primarily reflects the expected timing of completion of deliveries under the current phase of the contracts. As of June 30, 2021, we had a grant receivable balance of $0.4 million for CPRIT proceeds not yet received but for which the costs had been incurred or the conditions of the award had been met. We continue our efforts to secure future non-dilutive grant funding to subsidize ongoing research and development costs.
●	Research and development expense was $4.2 million and $2.8 million for the three months ended June 30, 2021 and 2020, respectively.
●	General and administrative expense was $2.9 million and $1.8 million for the three months ended June 30, 2021 and 2020. The increase was primarily due to an increase in stock-based compensation expense.
●	Net loss attributable to Heat Biologics was approximately $6.5 million, or ($0.26) per basic and diluted share for the quarter ended June 30, 2021 compared to a net loss of approximately of $4.5 million, or ($0.35) per basic and diluted share for the quarter ended June 30, 2020.
●	As of June 30, 2021, the Company had approximately $122.5 million in cash, cash equivalents and short investments.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system. Heat’s gp96 platform is designed to activate immune responses against cancer or infectious diseases. The Company has multiple product candidates in development leveraging the gp96 platform, including HS-110, which has completed enrollment in its Phase 2 trial, various infectious disease programs in preclinical development and a pipeline of proprietary immunomodulatory antibodies and cell-based therapies, including PTX-35 and HS-130 in Phase 1 clinical trials.

For more information, please visit: www.heatbio.com, and also follow us on Twitter.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding the potential of HS-110, in combination with a checkpoint inhibitor (CPI), to improve survival benefit for patients with non-small cell lung cancer, providing further near-term HS-110 updates, the expansion of Heat’s current research and development (R&D) facilities at its corporate headquarters in Morrisville, North Carolina allowing Heat to accelerate R&D timelines and generate cost savings on research and development by bringing more of our development activities in-house and Heat’s balance sheet allowing it to augment its clinical programs as well as enhance and expand its therapeutic pipeline. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of  HS-110, in combination with a checkpoint inhibitor (CPI), holds significant potential to improve survival benefit for patients with non-small cell lung cancer, the ability of Heat's vaccine platform to provide prevention and treatment of cancer and infectious diseases, such as COVID-19,  Heat's ability to provide further near-term updates, Heat's ability to accelerate R&D timelines and generate cost savings on research and development by bringing more of its development activities in-house, Heat's ability to augment its clinical programs and enhance and expand its therapeutic pipeline, the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, especially in light of COVID-19, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities and its cash and short-term investments providing significant runway to fund Heat’s current clinical programs and further expand Heat’s therapeutic portfolio , its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's  annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@heatbio.com

(tables follow)

HEAT BIOLOGICS, INC.

Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
	(unaudited)
Current Assets
Cash and cash equivalents	$21,567,287	$10,931,890
Short-term investments	100,964,986	100,842,438
Accounts receivable	102,593	177,239
Prepaid expenses and other current assets	2,124,419	1,842,620
Total Current Assets	124,759,285	113,794,187

Property and Equipment, net	4,146,111	676,262

Other Assets
In-process R&D	5,866,000	5,866,000
Goodwill	1,452,338	1,452,338
Grant receivable	368,465	—
Operating lease right-of-use asset	1,857,309	2,035,882
Finance lease right-of-use asset	187,744	247,194
Deposits	152,267	122,779
Total Other Assets	9,884,123	9,724,193

Total Assets	$138,789,519	$124,194,642

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$1,180,965	$1,051,764
Deferred revenue, current portion	—	603,717
Operating lease liability, current portion	293,226	278,753
Finance lease liability, current portion	111,411	108,127
Accrued expenses and other liabilities	1,766,311	1,614,534
Total Current Liabilities	3,351,913	3,656,895

Long Term Liabilities
Other long-term liabilities	48,949	36,243
Derivative warrant liability	37,802	33,779
Deferred tax liability	361,911	361,911
Deferred revenue, net of current portion	237,500	237,500
Operating lease liability, net of current portion	1,151,886	1,301,636
Financing lease liability, net of current portion	103,700	160,240
Contingent consideration, net of current portion	2,336,626	2,250,844
Contingent consideration, related party - net of current portion	686,889	661,671
Total Liabilities	8,317,176	8,700,719

Stockholders' Equity
Common stock, $.0002 par value; 250,000,000 and 250,000,000 shares authorized, 25,137,502 and 22,592,500 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	5,027	4,519
Additional paid-in capital	276,225,048	247,048,349
Accumulated deficit	(144,722,860)	(130,647,485)
Accumulated other comprehensive loss	(121,127)	(166,056)
Total Stockholders' Equity - Heat Biologics, Inc.	131,386,088	116,239,327
Non-Controlling Interest	(913,745)	(745,404)
Total Stockholders' Equity	130,472,343	115,493,923

Total Liabilities and Stockholders' Equity	$138,789,519	$124,194,642

HEAT BIOLOGICS INC.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue:
Grant and contract revenue	$459,494	$593,165	$998,139	$1,495,045

Operating expenses:
Research and development	4,216,294	2,790,797	7,622,542	5,573,303
General and administrative	2,853,265	1,801,674	7,620,910	5,072,222
Change in fair value of contingent consideration	105,000	843,000	111,000	816,000
Total operating expenses	7,174,559	5,435,471	15,354,452	11,461,525

Loss from operations	(6,715,065)	(4,842,306)	(14,356,313)	(9,966,480)

Change in fair value of warrant liability	4,679	(24,363)	(4,023)	(1,002,073)
Investor relations expense	—	—	—	(66,767)
Interest income	176,798	56,080	371,963	108,790
Other (expense) income, net	(86,988)	273,771	(255,343)	16,292
Total non-operating income (loss)	94,489	305,488	112,597	(943,758)

Net loss before income taxes	(6,620,576)	(4,536,818)	(14,243,716)	(10,910,238)
Income tax expense	—	—	—	—
Net loss	(6,620,576)	(4,536,818)	(14,243,716)	(10,910,238)
Net loss - non-controlling interest	(77,379)	(82,388)	(168,341)	(163,702)
Net loss attributable to Heat Biologics, Inc.	$(6,543,197)	$(4,454,430)	$(14,075,375)	$(10,746,536)

Net loss per share, basic and diluted	$(0.26)	$(0.35)	$(0.57)	$(1.04)

Weighted-average common shares outstanding, basic and diluted	25,137,466	12,561,549	24,671,281	10,372,352

Comprehensive loss:
Net loss	$(6,620,576)	$(4,536,818)	$(14,243,716)	$(10,910,238)
Unrealized gain (loss) on foreign currency translation	26,661	(179,510)	44,929	39,294
Total comprehensive loss	(6,593,915)	(4,716,328)	(14,198,787)	(10,870,944)
Comprehensive loss attributable to non-controlling interest	(77,379)	(82,388)	(168,341)	(163,702)
Comprehensive loss - Heat Biologics, Inc.	$(6,516,536)	$(4,633,940)	$(14,030,446)	$(10,707,242)